EXHIBIT 99.1

NEW WORLD COMPLETES SALE OF WILLOUGHBY’S BUSINESS

GOLDEN, Colo. (10/07/04)—New World Restaurant Group, Inc. (Pink Sheets: NWRG.PK) today announced that it has completed the sale of its Willoughby’s Coffee & Tea business in Connecticut.  The transaction included three retail locations (one of which incorporates a coffee roasting plant and office space), as well as the related trade names and trademarks.

The business was sold for a total cash purchase price of approximately $400,000 to Branford, Conn.- based B&B Ventures, whose principals, Barry Levine and Bob Williams, founded Willoughby’s in downtown New Haven in 1985. They sold the business to New World in 1996, but continued to oversee the coffee selection, roasting and distribution process.

In connection with today’s transaction, B&B’s Branford plant will continue to supply coffee beans to the Company’s New World Coffee shops on the East Coast under a two-year agreement.

“We are pleased to have completed the sale of Willoughby’s to the business’ founders,” said New World CEO Paul Murphy. “This transaction allowed us to place a non-core asset in the hands of excellent operators and, concurrently, assure a quality source of supply for our New World Coffee shops.”

New World is a leading company in the quick casual restaurant industry. The company operates locations primarily under the Einstein Bros and Noah’s New York Bagels brands and primarily franchises locations under the Manhattan Bagel and Chesapeake Bagel Bakery brands.  Excluding the Willoughby’s units, as of September 28, 2004, the company’s retail system consisted of 456 company-operated locations, as well as 194 franchised, and 56 licensed locations in 33 states, plus D.C. The company also operates a dough production facility.

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Certain statements in this press release constitute forward-looking statements or statements which may be deemed or construed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any forward-looking statements involve and are subject to known and unknown risks, uncertainties and other factors which could cause the company’s actual results, performance (financial or operating), or achievements to differ from the future results, performance (financial or operating), or achievements expressed or implied by such forward-looking statements. These and other risks are more fully discussed in the company’s SEC filings.